Exhibit 23.4

Central Puerto S.A.

Avenida Thomas Edison 2701

C1104BAB Buenos Aires

Republic of Argentina

January 3, 2018

Dear Sir/Madam:

Reference is made to the registration statement on Form F-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the registration of the common shares, par value 1.00 Argentine peso per share, of Central Puerto S.A. (the “Company”).

We hereby consent to the references to our name and the inclusion of information, data, graphs and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of the Reports and amendments thereto, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondences with the SEC and (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”).

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement pursuant to the Securities Act of 1933, as amended, and any amendments thereto and as an exhibit to any other SEC Filings.

Yours sincerely,

For and on behalf of

G&G Energy Consultants

/S/ DANIEL G. GEROLD
Name: Daniel G. Gerold Title: Owner